     Exhibit 10.2

April 8, 2013

Eric Bruder
c/o WireCo WorldGroup Inc.
12200 NW Ambassador Drive
Kansas City, MO 64163

RE: Retention Agreement

Dear Eric:

As you know, there has been a change in the leadership team at WireCo WorldGroup Inc. (the “Company”). You are a valued executive and the Company wants to ensure your continued employment. As an incentive for you to continue your employment, the Company is willing to offer you the following compensation opportunity, subject to the terms and conditions described in this letter.

Conditioned on your continued employment with the Company through to and including December 31, 2014, you will qualify to receive a retention bonus of [$500,000] less appropriate withholding and taxes (the “Retention Payment”), and you will be paid the Retention Payment, in a lump sum payment on or before March 15, 2015 (the "Retention Payment Date"), but in all cases payment of the Retention Payment shall be subject to the terms and conditions of this Agreement, as set forth below.

If prior to the Retention Payment Date, (i) the Company terminates your employment without cause (as defined in your employment term sheet dated September 2012 (the “Employment Agreement”)) or (ii) you resign for “Good Reason” (as defined in your Employment Agreement), you shall be paid the Retention Payment on the thirtieth (30th) day following such termination, subject to your execution and delivery (and non-revocation) of a general release and non-disparagement agreement in favor of the Company (in a form satisfactory to the Company), and your compliance with your post-termination obligations provided for under Employment Agreement.

If (i) prior to the Retention Payment Date, you resign without “Good Reason” (as defined in the Employment Agreement), or if the Company terminates your employment for cause (as defined in the Employment Agreement), or if you die or become disabled prior to December 31, 2014, you shall not be entitled to payment of the Retention Payment or (ii) after you have received payment of the Retention Payment, but on or before December 31, 2015, you resign without “Good Reason” (as defined in the Employment Agreement) or during such period the Company terminates your employment for cause (as defined in the Employment Agreement), you shall repay to the Company the Retention Payment, and the Company may, to the full extent permitted by law, set-off the Retention Payment against any other amounts due to you from the Company or any of its affiliates.

The payment of the Retention Payment shall be in addition to any severance payments due you under the Employment Agreement. None of the payments made under this Agreement shall be taken into account in determining the amount of any other Company provided benefit, including, without limitation, in calculating any severance payments under your Employment Agreement.

The terms of the Employment Agreement shall remain in full force and effect and the parties agree that the dispute resolution provisions of the Employment Agreement shall apply to any claim or dispute arising under this Agreement. This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof. This Agreement shall not constitute a guarantee of continued employment and you remain an employee at will.

This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral, and may not be amended, modified, waived or discharged in any way except in writing executed by the parties hereto. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.

Sincerely,

/s/ John J. Anton
John J. Anton, Chairman of the WireCo WorldGroup Inc. Board of Directors

Acknowledged and agreed to:	Date:

/s/ Eric Bruder	4/24/2013
Eric Bruder